Exhibit 10.10

EXECUTION COPY

SUBLICENSE AGREEMENT

by and between

VERENIUM BIOFUELS CORPORATION

and

VERENIUM CORPORATION

(Effective as of September 2, 2010)

SUBLICENSE AGREEMENT INDEX

i

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (“Agreement”) is made immediately upon the consummation of the Closing under and as defined in the Asset Purchase Agreement (referred to below) on September 2, 2010 (“Effective Date”), by and between Verenium Biofuels Corporation, a Delaware corporation (to be renamed BP Biofuels Advanced Technology Inc. after the Effective Date, “BP”), and Verenium Corporation, a Delaware corporation (“Licensee”).

RECITALS

BP Biofuels, an affiliate of BP, and Licensee have entered into that certain Asset Purchase Agreement dated as of July 14, 2010 (“Asset Purchase Agreement”), pursuant to which, among other things, Licensee will sell to BP Biofuels, and BP Biofuels will purchase from Licensee, all of the assets, rights and properties of Licensee and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Licensee’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement);

BP has an exclusive license to use and apply the KGSI Technology (as defined below) and KGSI Technical Information, including the KGSI Organism and the KGSI Enzyme for a certain field and territory under the KGSI Agreement;

Licensee desires to obtain from BP certain rights and licenses in and to the KGSI Technology and KGSI Technical Information as provided herein; and

BP’s and Licensee’s execution and delivery of this Agreement, and the grant of such rights and licenses to the KGSI Technology and KGSI Technical Information, is required by the Asset Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce BP Biofuels and Licensee to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, BP and Licensee agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transaction contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts the LC Business.

1.3 “Biomass” means material that originates from any monocotyledonous or dicotyledonous plant, or an angiosperm, a gymnosperm or a pteridophyte, which material can be or is intended to be used as a feedstock in the production of biofuels, including agricultural, food and non-food crops and their residues and wastes (e.g., normally non-food material from crops such as stalks, leaves, husks, seed fiber, hulls), forestry residues and wastes (e.g., wood chips, sawdust, cardboard, pressboard, dead trees, tree branches), municipal solid waste (e.g., household garbage and paper products), food processing and other industrial wastes, energy crops (e.g., fast growing trees and grasses grown for this purpose), including corn stover, switchgrass, and sugar cane bagasse, as well as trees. Biomass is often significantly composed of cellulose, hemicelluloses and lignin structures and may also include oil crops and starch components of crops.

1.4 “BP Biofuels” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 10.3.

1.5 “BP Indemnitees” mean BP, each of BP’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of BP and BP’s Affiliates.

1.6 “BP License Agreement” means the BP License Agreement between BP and Licensee, dated as of the Effective Date, as such agreement may be amended in accordance with its terms.

1.7 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

1.8 “Claim” has the meaning given such term in Section 7.1.1.

1.9 “Confidential Information” means any and all information, data and technology disclosed and/or provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.10 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.11 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.12 “Field of Use” means the hydrolysis of cellulosics for the production of fuel grade ethanol as integrated with any Third Party’s lignocellulosic biofuels production process that does not produce ethanol primarily from lignocellulosic Biomass, but instead uses feedstocks of waste products or byproducts arising solely from completed industrial manufacturing processes. For purposes of this Agreement, “completed industrial manufacturing processes” means, and is limited to, the completed manufacturing processes in the industries of grain processing, oil seed processing, pulp and paper, distilleries, breweries, and any other additional industries that BP provides written consent to, and expressly excludes any completed industrial manufacturing processes related to sugar cane or energy cane

1.13 “Intellectual Property Rights” means, without limitation, any ideas, inventions, discoveries, patents, design rights (whether registered or not), copyrights, data bases, trade secrets or confidential know-how and any application to register such rights, and any other intellectual or industrial property right in each case whether registered or unregistered and including all applications (and rights to apply for), and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection as may exist anywhere in the world.

1.14 “KGSI” means Kerry Group Services International Limited.

1.15 “KGSI Agreement” means the Exclusive License Agreement dated July 7, 2006 by and between Verenium Biofuels Corporation, the successor in interest to Celunol Corp., and KGSI, a copy of which is attached hereto as Exhibit A.

1.16 “KGSI Enzyme” means cellulase produced by the KGSI proprietary strain of Trichoderma reesei.

1.17 “KGSI Organism” means the KGSI proprietary strain of Trichoderma reesei.

1.18 “KGSI Technical Information” means all process know-how of KGSI, including that included in the KGSI Technology, developed or acquired as of the date of the KGSI Agreement, and which KGSI shall acquire prior to the termination of the KGSI Agreement patentable or not, and including that which would be useful in the commercial operation and maintenance of a plant employing any of the KGSI Technology.

1.19 “KGSI Technology” means proprietary know-how relating to, and including, the KGSI Organism or anything extracted or derived therefrom and the KGSI Enzyme and know-how to produce the KGSI Enzyme from the KGSI Organism.

1.20 “LC Business” has the meaning given such term in the Asset Purchase Agreement.

1.21 “Licensee Improvements” means any improvements, additions, modifications, developments, enhancements, updates, derivative works, transformations, translations, adaptations and other changes in or to the KGSI Technology or KGSI Technical Information, including any new or improved process, application, method of use, method of manufacture, composition of matter, tool, system, technology, design change, manufacturing or processing technique, or any other invention, discovery or creation derived from or arising as a result of the practice of any of the KGSI Technology or KGSI Technical Information.

1.22 “Licensee Indemnitees” mean Licensee, each of Licensee’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Licensee and Licensee’s Affiliates.

1.23 “Losses” has the meaning given such term in Section 7.1.1.

1.24 “Party” means either BP or Licensee and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.25 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.26 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.27 “Term” has the meaning given such term in Section 8.1 of this Agreement.

1.28 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.29 “Verenium Change in Control” means the acquisition of Licensee by any Third Party on or before the fifth anniversary of the Effective Date by means of any transaction or series of related transactions to which Licensee is a party (including, any stock acquisition, merger or consolidation), in which transaction or series of transactions (i) the holders of outstanding voting securities of Licensee immediately prior to such transaction or such series of related transactions do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity, the surviving entity (or Licensee if it is the surviving entity in such transaction), or the acquiring entity’s or the surviving entity’s (or Licensee’s if it is the surviving entity in such transaction) direct or indirect parent entity, immediately after such transaction or series of related transactions, (ii) the members of the board of directors of Licensee immediately prior to such transaction or series of related transactions do not constitute at least a majority of the board of directors of the acquiring entity or the surviving entity (or Licensee if it is the surviving entity of such transaction or such series of related transactions) immediately after such transaction or such series of related transactions, or (iii) the transfer or sale of all or substantially all of the collective business or assets of Licensee, including any such transfer or sale effected of all or substantially all of the collective business or assets of Licensee through a bankruptcy proceeding (whether voluntary or involuntary) or an assignment for the benefit of creditors.

1.30 “Verenium License Agreement” means the Verenium License Agreement between Licensee and BP, dated as of the Effective Date, as such agreement may be amended in accordance with its terms.

1.31 “Verenium Non-Competition Agreement” means the Verenium Non-Competition Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

ARTICLE II

License Grant

2.1 Grant of Sublicense. Subject to the terms and conditions of this Agreement and of the KGSI Agreement, BP hereby grants to Licensee a non-exclusive, nontransferable (except as provided in Sections 2.2 and 10.3), worldwide, royalty-bearing sublicense, including the right to sublicense (subject to Section 2.2), under BP’s right, title and interest in and to the KGSI Technology and KGSI Technical Information, to make, use, practice, improve, research, develop, modify, enhance, create derivative works of, market, distribute, import, export, sell or offer for sale products or services comprising, incorporating or using the KGSI Enzyme in the Field of Use. For clarity, the rights granted to Licensee in this Section 2.1 specifically excludes the right to market, distribute, import, export, sell, offer for sale or otherwise dispose of the KGSI Organism, except as expressly set forth in Section 2.3 hereof.

2.2 Assignment and Sublicensing. The sublicense granted in Section 2.1 hereof shall be nontransferable and non-assignable, except with and as part of this Agreement in accordance with Section 10.3. Licensee and its Affiliates shall not grant any sublicenses nor delegate any duties or obligations in whole or in part, under the sublicense granted in Section 2.1 hereof, except (a) to Licensee’s Affiliates without the consent of BP, and (b) to Third Parties only with the prior written consent of BP.

2.3 Restrictions on Use and Transfer of KGSI Organism. Licensee shall not transfer or provide access to the KGSI Organism to any Person, or to any location not under Licensee’s direct ownership or control, without the prior express written consent of BP. Licensee shall limit access to the KGSI Organism to only those of its employees and contractors directly involved in the exploitation of the license granted in Section 2.1 hereof, and only to the extent such access is reasonably necessary in connection with such activities, and Licensee shall keep and maintain a log of individuals who are granted access to the KGSI Organism. The stock strain of the KGSI Organism shall be stored in a secure location, separate from other strains of microorganisms in Licensee’s facilities, and Licensee shall take all other reasonable precautions with respect to the KGSI Organism that Licensee takes with respect to its most valuable trade secrets. Upon the prior written consent of BP, to be granted on a case-by-case basis, Licensee may sublicense to Third Parties upon commercial terms approved by BP with respect to each such sublicense.

2.4 No Breach. As consideration in part for the grant of the sublicense set forth herein, Licensee covenants that it shall not knowingly, through its actions or inactions, directly or indirectly, cause BP to be in material breach of the KGSI Agreement, or challenge the validity or enforceability of the KGSI Technology or KGSI Technical Information.

ARTICLE III

New Applications and Improvements

3.1 Licensee Application Technology. Subject to the KGSI Agreement and this Article III, all right, title and interest in and to new application technology consisting of conversion processes in the Field of Use which are derived from or arising as a result of the practice of the KGSI Technology and KGSI Technical Information by Licensee, which Licensee may have, make or develop, shall be owned by Licensee. For clarity, such new application technology specifically excludes any compositions or processes described in Section 3.2 hereof.

3.2 KGSI Intellectual Property Improvements. Licensee acknowledges and agrees that all Licensee Improvements are the property of BP, and Licensee covenants to assign, and hereby assigns, ownership of such Licensee Improvements to BP. In connection therewith, Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, including filing such assignments, agreements, documents and instruments, as may be necessary or as BP may reasonably request in order to fulfill the purposes and intent of this Section 3.2. Such Licensee Improvements shall automatically be subject to the license granted to Licensee in Section 2.1 hereof in the Field of Use.

ARTICLE IV

Consideration

4.1 Payments. BP shall pass along for payment by Licensee, and Licensee shall pay to BP, within thirty (30) days of the date of invoice, the following royalties, charges, costs and fees payable to KGSI under the KGSI Agreement:

4.1.1 Annual Minimum Royalty. Licensee shall pay to BP twenty percent (20%) of the annual minimum royalty due from BP to KGSI under Section 4(a) of the KGSI Agreement.

4.1.2 Fuel Production Royalty. Licensee shall pay to BP a royalty equal to Licensee’s volume-proportionate share of the Total Royalty Payments due to KGSI under the KGSI Agreement during any twelve (12) month period commencing on July 7 of each year, and ending on July 6 the following year (each, a “Reporting Year”). “Total Royalty

Payments” shall be calculated by BP at the end of each Reporting Year as follows: Of the total volume of fuel grade ethanol produced using the KGSI Technology or KGSI Technical Information by BP, its Affiliates, and any BP sublicensees (including Licensee) in any given Reporting Year,

(a) one hundred million (100,000,000) US gallons of fuel grade ethanol shall bear a royalty of $0.01 per US gallon of fuel grade ethanol; and

(b) any volume produced above one hundred million (100,000,000) US gallons shall bear a royalty of $0.005 per US gallon of fuel grade ethanol.

BP shall invoice Licensee within thirty (30) days after the end of the Reporting Year, and Licensee shall pay the invoice within thirty (30) days after receipt of the invoice. For the avoidance of doubt, Licensee shall make payments directly to BP, and not to KGSI.

4.1.3 Late Payments. Any payment due by Licensee to BP under this Section 4.1 that is not paid during the thirty (30) day period shall bear interest, from the thirty-first (31st) day following receipt of the invoice relating thereto until the date such amount is paid, at the rate of one percent (1%) per month or the maximum rate permitted by law, if less. Licensee shall pay all expenses and fees, including reasonable attorneys’ fees and court costs, incurred in the collection of any past due amount.

4.2 Records and Reports.

4.2.1 Record Keeping. Licensee shall keep complete, true and accurate books and records in accordance with generally accepted accounting principles in sufficient detail for BP to determine the amounts of fuel grade ethanol produced using the KGSI Technology and KGSI Technical Information, and the payments due under Section 4.1.2 of this Agreement. Licensee will keep such books and records for at least six (6) years following the end of the Reporting Year to which they pertain.

4.2.2 Annual Reports. No later than July 31 of each year (or the next following business day if July 31 falls on a weekend), Licensee shall provide to BP a report setting forth the amount (in gallons) of fuel grade ethanol produced by Licensee using the KGSI Technology and KGSI Technical Information during the immediately preceding Reporting Year.

4.3 Audits and Inspections. BP may, at its expense (except as provided for in this Section 4.3), cause an independent, certified public accounting firm selected by it (the “Audit Team”) to audit during ordinary business hours and upon mutually agreed upon times, but no more than once in respect of any Reporting Year, only those books and records of Licensee that pertain to the calculation of royalties for any given Reporting Year, and the correctness of any payments made or required to be made to or by Licensee during such time, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into a customary confidentiality agreement with Licensee. The Audit Team shall treat all information obtained in such audit as Confidential Information and shall not disclose the same to BP or others, except that the Audit Team may disclose to BP such information as pertains to the calculation of royalties due under this Agreement. If any audit shows any under-reporting or underpayment of royalties by Licensee, Licensee shall remit such underpayment to BP within thirty (30) days of receiving the final audit report establishing such obligation. Further, if the audit for any one or more Reporting Years shows an under-reporting or underpayment for that period in excess of 10% of the amounts properly determined, Licensee shall reimburse BP for its reasonable out-of-pocket expenses of such audit, which reimbursement shall be made within thirty (30) days of receiving appropriate invoices and other support for such audit-related costs. Nothing contained herein is intended to waive or limit Licensee’s right to contest the accuracy of any audit undertaken by BP.

ARTICLE V

Confidentiality

5.1 Confidentiality. During the Term and for 10 years thereafter, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

5.2 Exceptions. The obligations set forth in Section 5.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

5.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

5.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

5.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

5.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

5.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

5.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

5.3.2 prosecuting or defending litigation as permitted by this Agreement;

5.3.3 complying with applicable laws and regulations;

5.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

5.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article V prior to any such disclosure; or

5.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 5.3.2 or 5.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

5.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

5.5 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article V. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article V.

ARTICLE VI

Representations and Warranties

6.1 Representations and Warranties of BP. BP represents and warrants to Licensee as of the Effective Date:

6.1.1 BP (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite power and authority to enter into this Agreement.

6.1.2 This Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 BP Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, BP EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

6.3 Licensee’s Representations and Warranties. Licensee represents and warrants to BP as of the Effective Date:

6.3.1 Licensee (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite power and authority to enter into this Agreement.

6.3.2 This Agreement is a valid and binding obligation of Licensee enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.4 Licensee Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.3, LICENSEE EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY’ OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

ARTICLE VII

Risk Allocation

7.1 Indemnification.

7.1.1 By BP. Subject to the provisions of Section 7.4, BP hereby agrees to defend, indemnify and hold harmless the Licensee Indemnitees from and against any losses, damages liabilities, expenses and costs, including reasonable attorneys’ fees and legal expenses (“Losses”) incurred by any of the Licensee Indemnitees as a result of any claim, demand, action or other proceeding by any Third Party (“Claim”) arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of BP under this Agreement; and (b) any negligence or intentional misconduct by BP, its Affiliates or their respective employees, agents or representatives in performing its covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply to the Licensee Indemnitees, respectively, in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any Licensee Indemnitee’s respective negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective Licensee Indemnitee’s proportional share of fault or responsibility.

7.1.2 By Licensee. Subject to the provisions of Section 7.4, Licensee hereby agrees to defend, indemnify and hold harmless the BP Indemnitees from and against any Losses incurred by any of the BP Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of Licensee under this Agreement; and (b) any negligence or intentional misconduct by Licensee, its Affiliates or their respective employees, agents or representatives in performing the covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any BP Indemnitee’s negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective BP Indemnitee’s proportional share of fault or responsibility.

7.2 Procedure. To receive the benefit of indemnification under Section 7.1, the Indemnitees must (a) promptly provide notification of the claim and reasonable cooperation to the Indemnitor; provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor, (b) tender to Indemnitor complete control of the defense, settlement and compromise of the claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all Third Party claimants; and (c) not make any admissions to any Third Party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Any Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of the applicable Indemnitor in respect of any Claim. Nothing contained in this provision or this Agreement is, however, intended to require Indemnitor to pay to any Indemnitee any amount other than (i) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (ii) such amounts actually paid by Indemnitee to the Third Party claimant if Indemnitor fails to pay the Third Party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the Third Party claimant.

7.3 Insurance. Unless self insured, each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification, defense or hold harmless obligations under this Article VII.

7.4 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE V OR AS OTHERWISE PROVIDED IN SECTION 7.1 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE VIII

Term

8.1 Term. The term of this Agreement (the “Term”) shall begin upon the Effective Date and continue until terminated pursuant to Section 8.2 hereof.

8.2 Termination. The Term will terminate upon any of the following:

8.2.1 By mutual written agreement of the Parties;

8.2.2 By either party, if the other party is in material breach of any obligation hereunder, by giving written notice to the breaching party specifying the claimed particulars of such breach, and in the event such material breach is not cured within thirty (30) days after such notice, the non-breaching party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching party to such effect.

8.2.3 Immediately upon expiration or earlier termination of the KGSI Agreement.

8.2.4 Immediately upon a Verenium Change in Control subject to Section 8.4.

8.2.5 By Licensee, on thirty (30) days’ written notice to BP. In such case, any remaining royalty payment, including any unpaid annual minimum royalty payment, shall be due and payable to BP by Licensee within thirty (30) days of the date of termination of the Term. Unless known by BP on the date of termination of the Term, the unpaid Total Royalty Payment will be calculated under Section 4.1 hereof using a royalty of $0.01 per US gallon of fuel grade ethanol.

8.3 Rights in Bankruptcy. The Parties agree and acknowledge that the rights granted by this Agreement are licenses of rights to “intellectual property” as such term is defined under Section 101 of the Title 11 of the United States Code, 11 U. S. C. §§ 101-1330, as now in effect or hereafter amended (the “Bankruptcy Code”). The Parties further acknowledge and agree that Licensee shall retain and may fully exercise and enjoy all rights and elections available to it under the Bankruptcy Code including those rights under Section 365(n) of the Bankruptcy Code, as well as all other applicable laws and regulations. The Parties further agree that in the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code by or against a licensor of rights to intellectual property under this Agreement, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Licensee upon Licensee’s written request upon any such commencement of a bankruptcy proceeding, unless such licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of such licensor.

8.4 Consequences of Termination. Upon termination of this Agreement for any reason, all rights and licenses granted hereunder shall immediately terminate and revert to the party granting such license. Subject to the terms of the KGSI Agreement, in the event this Agreement terminates pursuant to Section 8.2.3, and Licensee is not in breach of this Agreement at the time of such termination, Licensee has a right to approach KGSI to obtain from KGSI a direct license to the KGSI Technology and KGSI Technical Information pursuant to Section 3(e) of the KGSI Agreement. The pertinent provisions of Section 1, and Sections 3, 4.2, 4.3, 5, 7, 8.3, 8.4, 9 and 10 shall survive termination of this Agreement. In the event of immediate termination of the Term of this Agreement upon a Verenium Change in Control pursuant to Section 8.2.4, Licensee or its acquirer shall have the right to acquire from BP or its Affiliate, a new non-exclusive commercial sublicense on terms to be mutually agreed upon between BP and Licensee or its acquiror pursuant to a separate written sublicense agreement between BP and Licensee or its acquiror, which shall include the following pricing terms: (a) a US $250,000 minimum annual payment to BP; and (b) a running royalty rate of $0.02 per US gallon of fuel grade ethanol produced. The running royalty rate shall remain constant regardless of annual volume produced by BP and Licensee (or its acquiror), independently or combined.

ARTICLE IX

Dispute Resolution

9.1 Objective. The Parties recognize that disputes as to certain matters may from time to time arise under this Agreement which relate to the rights or obligations of BP and/or Licensee under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article IX to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement. Notwithstanding anything in this Article IX to the contrary, in the event KGSI is made party to any such dispute, the process for resolving such dispute shall be governed by Section 10 of the KGSI Agreement.

9.2 Notice of Dispute. If there is an unresolved dispute relating to the terms of this Agreement, or the performance thereof, Licensee or BP may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute in reasonably detail including the facts underlying the dispute, and the provision of this Agreement under which the dispute has arisen.

9.3 Resolution by Senior Executives. If the dispute remains unresolved for 30 days after the dispute notice has been delivered, Licensee or BP may refer such dispute to the President of Licensee and the Chief Executive Officer of BP, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 9.4.

9.4 Arbitration. Any dispute that is not resolved as provided in Section 9.3 may be referred to arbitration in accordance with this Section 9.4, by Licensee or BP. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of Licensee and BP, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of Licensee and BP or appointed by the AAA if the Parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 10.1 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the Parties, and the judgment thereon may be entered into any court having jurisdiction over the Parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the Parties, will be shared equally by the Licensee and BP; provided that if the arbitrator determines that one Party prevailed in the proceeding, then the other Party will bear the entire cost and expense of the arbitration. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

9.5 Decision. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 9.4, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive damages, or (c) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in clauses (a) and (b) of this sentence will not apply if such damages are statutorily imposed.

9.6 Court Actions. Notwithstanding the foregoing, (a) any Party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief, or to preserve the status quo, including but not limited to preserve confidentiality of Confidential Information, and (b) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Intellectual Property Rights that are the subject of this Agreement shall be submitted to a court of competent jurisdiction in which such Intellectual Property Rights were granted or arose.

9.7 Remedies Cumulative. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

ARTICLE X

General Provisions

10.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

10.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

10.3 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets or otherwise) by any Party without the prior written consent of Licensee (in the case of any assignment or transfer by BP), or BP (in the case of any assignment or transfer by Licensee), which consent shall not be unreasonably withheld; provided, however, that, subject to the effect of a Verenium Change in Control, either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, provided that this Agreement and the Verenium Non-Competition Agreement and BP License Agreement, or BP Non-Competition Agreement and Verenium License Agreement, as applicable, must be assumed by the Third Party in writing and Verenium or BP, as applicable, shall remain secondarily liable and responsible to the non-transferring party for the performance and observance of all such duties and obligations by such Third Party under this Agreement and the Verenium Non-Competition Agreement and BP License Agreement, or BP Non-Competition Agreement and Verenium License Agreement, as applicable, and provided further that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), Intellectual Property Rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the Intellectual Property Rights licensed under this Agreement. Either Party can transfer its rights and obligations under this Agreement and the Verenium Non-Competition Agreement and BP License Agreement, or BP Non-Competition Agreement and Verenium License Agreement, as applicable, but only together and in whole but not in part to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the Party without the other Party’s consent, provided that the Party transferring this Agreement to its Affiliate shall remain secondarily liable and responsible to the other Party to this Agreement for the performance and observance of all such duties and obligations by such

Affiliate and such Affiliate assumes in writing this Agreement and the Verenium Non-Competition Agreement and BP License Agreement, or BP Non-Competition Agreement and Verenium License Agreement, as applicable. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or change in control not in accordance with this Section 10.3 will be null and void.

10.4 Entire Agreement; Amendment; Waiver. This Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the Verenium Non-Competition Agreement, the Verenium License Agreement, the BP License Agreement, the BP Non-Competition Agreement and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are hereby incorporated by reference, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

10.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

10.6 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

10.7 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party except for the Indemnitees as provided in Section 7.1.

10.8 Force Majeure. No Party shall be liable to any other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any Force Majeure Event. The Party affected by such Force Majeure Event will provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

10.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Licensee: Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	If to BP: BP North America LLC c/o BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

10.10 No Implied Licenses. Nothing herein shall be construed as granting, by implication, estoppel or otherwise, any license or other right to any intellectual property other than as expressly granted hereunder.

10.11 Interpretation.

10.11.1 Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

10.11.2 Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

10.11.3 Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

10.11.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

10.11.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

10.11.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

10.12 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective immediately upon the consummation of the Closing under and as defined in the Asset Purchase Agreement on the Effective Date.

Verenium Corporation			Verenium Biofuels Corporation

By:	/s/ Carlos A. Riva		By:	/s/ Susan A. Ellerbusch
	Name:	Carlos A. Riva		Name:	Susan A. Ellerbusch
	Title:	President and Chief Executive Officer		Title:	President

[Signature Page – Kerry Sublicense Agreement]

Exhibit A

KGSI Agreement

[Filed as Exhibit 10.29 to the Company’s Amendment No. 2 to Registration Statement on Form S-4 (No. 333-141392), filed with the Securities and Exchange Commission on May 8, 2007, and incorporated herein by reference.]